Exhibit  10(c)(2)

PJM WEST RELIABILITY ASSURANCE AGREEMENT

Among

LOAD SERVING ENTITIES

in the

PJM WEST REGION

This version includes compliance Filings and FERC-approved revisions as of October 28, 2004.

PJM Interconnection, L.L.C.	First Revised Sheet No. 1
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 1

PJM WEST

RELIABILITY ASSURANCE AGREEMENT

This PJM West RELIABILITY ASSURANCE AGREEMENT, (hereafter “Agreement”) dated as of this 14th day of March, 2001, by and among each entity that becomes a Party to this Agreement by executing a counterpart hereof, hereinafter referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, PJM Interconnection, L.L.C., a Delaware limited liability company has amended its operating agreement (the “Amended Operating Agreement”) to extend its market administration and transmission system operator functional control service to utility systems located outside the current PJM Control Area; and

WHEREAS, certain entities desire to achieve the benefits of reliable electric service by becoming a party to the Amended Operating Agreement and by sharing certain operating reserve requirements and meeting other operating criteria; and

WHEREAS, the Amended Operating Agreement requires that every Load Serving Entity serving load within the PJM West Region become a Party to this Agreement; and

WHEREAS, each Party to this Agreement is a Load Serving Entity within the PJM West Region; and

WHEREAS, each Load Serving Entity is committing to share Capacity Resources with the other Parties to reduce the overall operating reserve requirements for the Parties while maintaining reliable service; and

WHEREAS, PJM Interconnection, L.L.C., is obligated under the Amended Operating Agreement to establish and administer a capacity credit market and perform other responsibilities in order to facilitate the ability of Load Serving Entities to meet their obligations under this Agreement; and

WHEREAS, each Load Serving Entity is committing to provide mutual assistance to the other Parties during Emergencies and to meet other obligations designed to achieve reliable electric service;

NOW THEREFORE, for and in consideration of the covenants and mutual agreements set forth herein and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned herein or in the Schedules hereto for all purposes of

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Third Revised Sheet No. 2
First Revised Rate Schedule FERC No. 32	Superseding Second Revised Sheet No. 2

this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles, Sections or Schedules, are to Articles, Sections or Schedules of this Agreement. As used in this Agreement:

1.1 Accounted-For Obligation shall have the meaning set forth in Schedule 7.

1.1A [Reserved.]

1.2 Agreement shall mean this PJM West Reliability Assurance Agreement, together with all Schedules hereto, as amended from time to time.

1.3 Amended Operating Agreement shall mean the “Operating Agreement of PJM Interconnection, L.L.C.” as amended by action of the PJM Members Committee on February 8, 2001, as such agreement may be further amended from time to time.

1.4 Applicable Regional Reliability Council shall mean the reliability council for the region in which a Member operates.

1.4A ALM shall mean active load management in accordance with Schedule 5.2, and includes Qualified Interruptible Load.

1.4B ALM Factor shall mean that factor approved from time to time by the Reliability Committee for use in the determination of credit for ALM in accordance with Schedule 5.2.

1.4C Behind The Meter Generation refers to one or more generating units that are located with load at a single electrical location such that no transmission or distribution facilities owned or operated by any Transmission Owner or Electrical Distributor are used to deliver energy from the generating units to the load; provided, however, that Behind The Meter Generation does not include (i) at any time, any portion of such generating units[s]’ capacity that is designated as a Capacity Resource or (ii) in any hour, any portion of the output of the generating unit[s] that is sold to another entity for consumption at another electrical location or into the PJM Interchange Energy Market.

1.4D Black Start Capability shall mean the ability of a generating unit or station to go from a shutdown condition to an operating condition and start delivering power without assistance from the power system.

1.4E Capacity Credits shall mean the entitlement to a specified number of megawatts of Unforced Capacity for the purpose of satisfying capacity obligations imposed under this Agreement and that are acquired by a Party through bilateral purchase or pursuant to Schedule 11 of the Amended Operating Agreement, or any successor schedule.

Issued By:	Craig Glazer	Effective:	June 1, 2004
Vice President, Governmental Policy
Issued On:	March 1, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 2A
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 2A

1.5 Capacity Resources shall mean megawatts of net capacity from (i) owned or contracted for generating facilities, all of which are accredited to a Party pursuant to the procedures set forth in Schedules 9 and 10 for purposes of this Agreement and are committed to satisfy that Party’s obligations under this Agreement or (ii) net capacity from resources within the PJM Region not owned or contracted for by a party which are accredited to the PJM Region pursuant to the procedures set forth in Schedules 9 and 10 for purposes of this Agreement.

1.6 [Reserved.]

1.7 [Reserved.]

1.8 Control Area shall mean an electric power system or combination of electric power systems bounded by interconnection metering and telemetry to which a common generation control scheme is applied in order to:

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Substitute First Revised Sheet No. 3
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 3

(a)	match the power output of the generators within the electric power system(s) and energy purchased from entities outside the electric power system(s), with the load within the electric power system(s);

(b)	maintain scheduled interchange with other Control Areas, within the limits of Good Utility Practice;

(c)	maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practice and the criteria of NERC and the applicable regional reliability council of NERC;

(d)	maintain power flows on transmission facilities within appropriate limits to preserve reliability; and

(e)	provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

1.9 [Reserved.]

1.10 ECAR shall mean the reliability council under section 202 of the Federal Power Act, established pursuant to the East Central Area Reliability Coordination Agreement dated June 1, 1968, or any successor thereto.

1.11 Effective Date shall mean January 1, 2002 or such other date as is allowed by the FERC.

1.12 Electric Distributor shall mean an entity that owns, or leases with rights equivalent to ownership, electric distribution facilities that are providing electric distribution service to electric load within the PJM West Region or MAAC Control Zone.

1.13 Emergency shall mean (i) an abnormal system condition requiring manual or automatic action to maintain system frequency, or to prevent loss of firm load, equipment damage, or tripping of system elements that could adversely affect the reliability of an electric system or the safety of persons or property; or (ii) a fuel shortage requiring departure from normal operating procedures in order to minimize the use of such scarce fuel; or (iii) a condition that requires implementation of emergency procedures as defined in the PJM Manuals.

1.14 End-Use Customer shall mean a Member that is a retail end-user of electricity within the MAAC Control Zone or PJM West Region.

1.14A FERC shall mean the Federal Energy Regulatory Commission or any successor federal agency, commission or department.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	First Revised Sheet No. 4
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 4

1.15 Firm Point-To-Point Transmission Service shall mean Firm Transmission Service provided pursuant to the rates, terms and conditions set forth in Part II of the PJM Tariff.

1.16 Force Majeure shall mean any act of God, labor disturbance, act of public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, any curtailment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause beyond a Party’s control. No Party will be considered in default as to any obligation under this Agreement if prevented from fulfilling the obligation due to an event of Force Majeure. However, a Party whose performance under this Agreement is hindered by an event of Force Majeure shall make all reasonable efforts to perform its obligations under this Agreement.

1.17 [Reserved.]

1.17A [Reserved.]

1.18 [Reserved.]

1.18A Firm Transmission Service shall mean transmission service that is intended to be available at all times to the maximum extent practicable, subject to an Emergency, an unanticipated failure of a facility, or other event beyond the control of the owner or operator of the facility or the Office of the Interconnection.

1.18B Forecast LSE Obligation (MW) shall mean a Party’s obligation established pursuant to Section 6.1.2.

1.18C Forecast Pool Requirement shall mean the amount, stated in percent, equal to one hundred plus the percent reserve margin for the PJM Region required pursuant to this Agreement, as approved by the PJM Board, upon the recommendation of the Reliability Committee, pursuant to Schedule 4.

1.18D Full Requirements Service shall mean wholesale service to supply all of the power needs of a Load Serving Entity to serve end-users within the PJM Region that are not satisfied by its own generating facilities.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 4A
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 4A

1.19 Generation Owner shall mean a Member that owns or leases with rights equivalent to ownership facilities for the generation of electric energy that are located within the MAAC Control Zone or PJM West Region. Purchasing all or a portion of the output of a generation facility shall not be sufficient to qualify a Member as a Generation Owner.

1.19A Generator Forced Outage shall mean an immediate reduction in output or capacity or removal from service, in whole or in part, of a generating unit by reason of a Emergency or threatened Emergency, unanticipated failure, or other cause beyond the control of the owner or operator of the facility, as specified in the relevant portions of the PJM Manuals. A reduction in output or removal from service of a generating unit in response to changes in market conditions shall not constitute a Generator Forced Outage.

1.19B Generator Maintenance Outage shall mean the scheduled removal from service, in whole or in part, of a generating unit in order to perform repairs on specific components of the facility, if removal of the facility qualifies as a maintenance outage pursuant to the PJM Manuals.

1.19C Generator Planned Outage shall mean the scheduled removal from service, in whole or in part, of a generating unit for inspection, maintenance or repair with the approval of the Office of the Interconnection in accordance with the PJM Manuals.

1.20 Good Utility Practice shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the region.

1.21 [Reserved.]

1.21A Interval shall be the four-month period commencing June 1, the three-month period commencing October 1 , and the five-month period commencing January 1, provided, however, that solely for purposes of Schedule 17 in calendar year 2004, Interval shall include the one month period beginning May 1 rather than the five-month period beginning January 1.

1.21B Interval Deficiency Charge shall be equal to the Deficiency Rate established by the Reliability Committee multiplied by the number of days in each Interval.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 5
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 5

1.22 Load Serving Entity or LSE shall mean any entity (or the duly designated agent of such an entity), including a load aggregator or power marketer, (i) serving end-users within the PJM West Region, and (ii) that has been granted the authority or has an obligation pursuant to state or local law, regulation or franchise to sell electric energy to end-users located within the PJM West Region. Load Serving Entity shall include any end-use customer that qualifies under state rules or a utility retail tariff to manage directly its own supply of electric power and energy and use of transmission and ancillary services.

1.23 MAAC shall mean the Mid-Atlantic Area Council, a reliability council under § 202 of the Federal Power Act, established pursuant to the MAAC Agreement dated August 1, 1994, or any successor thereto.

1.23A MAAC Control Zone shall mean the aggregate of the Zones of Atlantic City Electric Company, Baltimore Gas and Electric Company, Delmarva Power and Light Company, Jersey Central Power and Light Company, Metropolitan Edison Company, PECO Energy Company, Pennsylvania Electric Company, PPL Electric Utilities Corporation, Potomac Electric Power Company, Public Service Electric and Gas Company and Rockland Electric Company, as shown on Schedule 14.

1.23B MAIN shall mean the Mid-America Interconnected Network, a reliability council under section 202 of the Federal Power Act established pursuant to the Amended and Restated Bylaws of MAIN dated January 8, 1998, or any successor thereof.

1.23C Member shall mean an entity that satisfies the requirements of Sections 1.24 and 11.6 of the PJM Operating Agreement. In accordance with Article 5 of this Agreement, each Party to this Agreement also is a Member.

1.23D Members Committee shall mean the committee specified in Section 8 of the PJM Operating Agreement composed of the representatives of all the Members.

1.24 NERC shall mean the North American Electric Reliability Council or any successor thereto.

1.25 Network Resources shall have the meaning set forth in the PJM Tariff.

1.26 Network Transmission Service shall mean transmission service provided pursuant to the rates, terms and conditions set forth in Part III of the PJM Tariff.

1.27 Office of the Interconnection shall mean the employees and agents of PJM Interconnection L.L.C., subject to the supervision and oversight of the PJM Board, acting pursuant to the Amended Operating Agreement.

1.28 Operating Agreement of PJM Interconnection, L.L.C. or Operating Agreement shall mean that certain agreement, dated April 1, 1997 and as amended and restated June 2, 1997 and as amended from time to time thereafter, among the members of the PJM Interconnection, L.L.C.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 5A
First Revised Rate Schedule FERC No. 32

1.28A Operating Reserve shall mean the amount of generating capacity scheduled to be available for a specified period of an operating day to ensure the reliable operation of the PJM Region, as specified in the PJM Manuals.

1.28B Other Supplier shall mean a Member that is (i) a seller, buyer or transmitter of electric capacity or energy in, from or through the MAAC Control Zone or PJM West Region, and (ii) is not a Generation Owner, Electric Distributor, Transmission Owner or End-Use Customer.

1.28C Partial Requirements Service shall mean wholesale service to supply a specified portion, but not all, of the power needs of a Load Serving Entity to serve end-users within the PJM Region that are not satisfied by its own generating facilities.

1.29 Party shall mean an entity bound by the terms of this Agreement by executing a counterpart hereof.

1.29A Peak Party Load shall be the daily summation of the weather adjusted actual coincident summer peak for the previous summer of the end-users for which the Party was responsible on that billing date, as set forth in Schedule 7 of this Agreement.

1.29B Peak Season shall have the meaning set forth in Schedule 8.

1.29C Peak Season Maintenance shall have the meaning set forth in Schedule 8.

1.29D Peak Season Maintenance Obligation shall have the meaning set forth in Schedule 8.

1.30 PJM shall mean the PJM Board and the Office of the Interconnection.

1.31 PJM Board shall mean the Board of Managers of the PJM Interconnection, L.L.C., acting pursuant to the Amended Operating Agreement.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Third Revised Sheet No. 6
First Revised Rate Schedule FERC No. 32	Superseding Second Revised Sheet No. 6

1.32 [Reserved.]

1.33 PJM Manuals shall mean the instructions, rules, procedures and guidelines established by the Office of the Interconnection for the operation, planning, and accounting requirements of the MAAC Control Zone, the PJM West Region, and the PJM Interchange Energy Market in a manner consistent with Applicable Regional Reliability Council standards.

1.34 PJM Open Access Transmission Tariff or PJM Tariff shall mean the tariff for transmission service in the PJM Region, as in effect from time to time, including any schedules, appendices, or exhibits attached thereto.

1.34A PJM Region shall mean the aggregate of the PJM West Region and the MAAC Control Zone.

1.35 PJM West Region shall mean the aggregate of the Zones of the West Transmission Owners.

1.35A Planning Period shall initially mean the 12 months beginning June 1 and extending through May 31 of the following year, or such other period approved by the Members Committee.

1.36 Qualified Interruptible Load shall mean load (including pumped storage hydroelectric generation in the pumping mode) subject by contract to interruption by the Transmission Provider and which qualifies as Active Load Management in accordance with Schedule 5.2.

1.37 RAA shall mean the reliability assurance agreement among the load-serving entities in the MAAC Control Zone, on file with FERC as PJM Rate Schedule FERC No. 27.

1.37A [Reserved.]

1.38 [Reserved.]

1.39 [Reserved.]

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 6A
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 6A

1.40 Reliability Committee shall mean the committee established pursuant to the Operating Agreement as a Standing Committee of the Members Committee.

1.40A Reliability Principles and Standards shall mean the principles and standards established by NERC or an Applicable Regional Reliability Council to define, among other things, an acceptable probability of loss of load due to inadequate generation or transmission capability, as amended from time to time.

1.41 Required Approvals shall mean all of the approvals required for this Agreement to be modified or to be terminated, in whole or in part, including the acceptance for filing by FERC and every other regulatory authority with jurisdiction over all or any part of this Agreement.

Issued By:	Craig Glazer	Effective:	November 7, 2003
Vice President, Governmental Policy
Issued On:	November 6, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 7
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 7

1.41C State Consumer Advocate shall mean a legislatively created office from any State, all or any part of the territory of which is within the PJM West Region or MAAC Control Zone, and the District of Columbia established, inter alia, for the purpose of representing the interests of energy consumers before the utility regulatory commissions of such states and the District of Columbia and the FERC.

1.41D Transmission Facilities shall mean facilities that: (i) are within the PJM Region; (ii) meet the definition of transmission facilities pursuant to FERC’s Uniform System of Accounts or have been classified as transmission facilities in a ruling by FERC addressing such facilities; and (iii) have been demonstrated to the satisfaction of the Office of the Interconnection to be integrated with the PJM transmission system and integrated into the planning and operation of the PJM Region to serve all of the power and transmission customers within such area.

1.41E Transmission Owner shall mean a Member that owns or leases with rights equivalent to ownership Transmission Facilities. Taking transmission service shall not be sufficient to qualify a Member as a Transmission Owner.

1.42 Transmission Provider shall mean PJM.

1.42A Unforced Capacity shall mean installed capacity rated at summer conditions that is not on average experiencing a forced outage or forced derating, calculated for each Capacity Resource on a rolling 12-month average (which shall be updated each month for the 12 months ending two months prior to the billing month) without regard to the ownership of or the contractual rights to the capacity of the unit.

1.43 [Reserved.]

1.44 [Reserved.]

1.45 West Transmission Owner shall mean a Member that has executed that certain “West Transmission Owners Agreement among PJM Interconnection, L.L.C. and Certain Owners of Electric Transmission Facilities.” (PJM Interconnection L.L.C. Rate Schedule FERC No. 33.)

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 7A
First Revised Rate Schedule FERC No. 32

1.46 Zone shall mean an area within the PJM West Region, as described on Schedule 14, or as such areas may be (i) combined as a result of mergers or acquisitions or (ii) added as a result of the expansion of the boundaries of the PJM West Region.

1.47 Zonal Entity shall mean the entity listed on Schedule 14 which, as a result of its present or historical load serving responsibility, is responsible under this Agreement for providing the daily load estimate of each Load Serving Entity within each Zone in the PJM West Region.

ARTICLE 2 — PURPOSE

This Agreement is intended to ensure that adequate Capacity Resources will be available to provide reliable service to loads within the PJM West Region, to assist other Parties during Emergencies and to coordinate planning of Capacity Resources consistent with the Reliability Principles and Standards. Further, it is the intention and objective of the Parties to

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 8
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 8

implement this Agreement in a manner consistent with the development of a robust competitive marketplace. To accomplish these objectives, this Agreement is among all of the Load Serving Entities within the PJM West Region. Unless this Agreement is terminated as provided in Section 4.2, every entity which is or will become a Load Serving Entity within the PJM West Region is to become and remain a Party to this Agreement or to an agreement (such as a requirements supply agreement) with a Party pursuant to which that Party has agreed to act as the agent for the Load Serving Entity for purposes of satisfying the obligations under this Agreement related to the load within the PJM West Region of that Load Serving Entity. Nothing herein is intended to abridge, alter or otherwise affect the emergency powers the Office of the Interconnection may exercise under the Amended Operating Agreement and PJM Tariff.

ARTICLE 3 — NECESSARY PREREQUISITES

Prior to this Agreement becoming effective, each of the following events shall have occurred:

1. The Amended Operating Agreement is in full force and effect.

2. The Amended Operating Agreement shall have been executed by Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company, all doing business as Allegheny Power.

3. The FERC shall have accepted the Amended Operating Agreement, this Reliability Assurance Agreement, and the PJM Tariff changes filed contemporaneously with this Agreement, including all rate changes, all without change or condition. In the event that the FERC fails to adopt, as required by this Article, all of the above agreements and Tariff changes without change or condition, the Parties hereto agree to negotiate in good faith to seek to accommodate such changes as the FERC indicates are required before acceptance. In the event of failure to so agree, no Party shall be bound by the terms of this Agreement and this Agreement shall have no further force and effect.

ARTICLE 4 — TERM AND TERMINATION

4.1 Term. This Agreement shall become effective on the Effective Date and shall continue in effect until terminated in accordance with the terms hereof.

4.2 Termination.

4.2.1 Rights to Terminate. This Agreement may be terminated by a vote in the Members Committee to terminate the Agreement by an affirmative Sector Vote as specified in the Operating Agreement and upon the receipt of all Required Approvals related to the termination of this Agreement. Any such termination must be approved by the PJM Board and filed with the FERC and shall become effective only upon the FERC’s approval.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Third Revised Sheet No. 9
First Revised Rate Schedule FERC No. 32	Superseding Second Revised Sheet No. 9

4.2.2 Obligations upon Termination. Any provision of this Agreement that expressly or by implication comes into or remains in force following the termination of this Agreement shall survive such termination. The surviving provisions shall include, but shall not be limited to: (a) final settlement of the obligations of each Party under Articles 9, 11, 12, and 17 of this Agreement, including the accounting for the period ending with the last day of the month for which the Agreement is effective, (b) the provisions of this Agreement necessary to conduct final billings, collections and accounting with respect to all matters arising hereunder and (c) the indemnification provisions as applicable to periods prior to such termination.

ARTICLE 5 — ADDITION OF NEW PARTIES

Each Party agrees that any entity that (i) is or will become a Load Serving Entity, in the PJM West Region and (ii) complies with the process and data requirements set forth in Schedule 1, and (iii) meets the applicable standards for interconnection set forth in Schedule 2 shall become a Party to this Agreement and shall be listed in Shedule 16 of this Agreement upon becoming a Party to the Amended Operating Agreement and execution of a counterpart of this Agreement.

ARTICLE 6 — WITHDRAWAL OF A PARTY

6.1 Withdrawal of a Party.

6.1.1 Notice. Upon written notice to the Office of the Interconnection, any Party may withdraw from this Agreement, effective upon the completion of its obligations hereunder and the documentation by such Party, to the satisfaction of the Office of the Interconnection, that such Party is no longer a Load Serving Entity within the PJM West Region.

6.1.2 Determination of Obligations. A Party’s obligations hereunder shall be completed as of the end of the last month for which a Forecast LSE obligation (MW) has been set at the time said notice is received, except as provided in Article 14, or unless the Members Committee determines that the remaining Parties will be able to adjust their obligations and commitments related to the performance of this Agreement consistent with such earlier withdrawal date as may be requested by the withdrawing Party, without undue hardship or cost, while maintaining the reliability of the PJM West Region.

6.1.3 Survival of Obligations upon Withdrawal. (a) The obligations of a Party upon its withdrawal from the Agreement and any obligations of that Party under the Agreement at the time of its withdrawal shall survive the withdrawal of the Party from the Agreement. Upon the withdrawal of a Party from this Agreement, final settlement of the obligations of such Party under Articles 9, 11, 12, and 17 of this Agreement shall include the accounting through the date established pursuant to Sections 6.1.1 and 6.1.2.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 9A
First Revised Rate Schedule FERC No. 32

(b) Any Party that withdraws from this Agreement shall pay all costs and expenses associated with additions, deletions and modifications to communication, computer, and other affected facilities and procedures, including any filing fees, to effect the withdrawal of the Party from the Agreement.

6.1.4 Regulatory Review. Any withdrawal from this Agreement shall be filed with the FERC and shall become effective only upon the FERC’s approval .

6.2 Withdrawal or Breach by a Party. If a Party (a) fails to pay any amount due under this Agreement within 30 days after the due date or (b) is in breach of any material

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 10
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 10

obligation under this Agreement, the Office of the Interconnection shall cause a notice of such non-payment or breach to be sent to that Party. If the Party fails, within 30 days of the receipt of such notice (except as otherwise described below), to cure such non-payment or breach, or if the breach cannot be cured within such time and if the Party does not diligently commence to cure the breach within such time and to diligently pursue such cure to completion, the Office of the Interconnection and the remaining Parties may, without an election of remedies, exercise all remedies available at law or in equity or other appropriate proceedings. Such proceedings may include (c) the commencement of a proceeding before the appropriate state regulatory commission(s) to request suspension or revocation of the breaching Party’s license or authorization to serve retail load within the state(s) and/or (d) bringing any civil action or actions or recovery of damages that may include, but not be limited to, all amounts due and unpaid by the breaching Party, and all costs and expenses reasonably incurred in the exercise of its remedies hereunder (including, but not limited to, reasonable attorneys’ fees).

ARTICLE 7 — MANAGEMENT AND ADMINISTRATION

Except as otherwise provided herein, this Agreement shall be managed and administered by the Parties, Members, and State Consumer Advocates through the Members Committee and the Reliability Committee as a Standing Committee thereof, except as delegated to the Office of the Interconnection and except that only the PJM Board shall have the authority to approve and authorize the filing of amendments to this Agreement with the FERC.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 11
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 11

[Sheet Nos. 11 through 14A are reserved for future use.]

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 15
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 15

ARTICLE 8 — RESERVE REQUIREMENTS AND OBLIGATIONS

8.1 Forecast Pool Requirement and Accounted-For Obligations. (a) The Forecast Pool Requirement shall be established to ensure a sufficient amount of capacity to meet the forecast load plus reserves adequate to provide for the unavailability of Capacity Resources, load forecasting uncertainty, and planned and maintenance outages. Schedule 4 sets forth guidelines with respect to the Forecast Pool Requirement.

(b) Unless the Party and its customer who is also a Load Serving Entity agree that such customer is to bear direct responsibility for the obligations set forth in this Agreement, (i) any Party that supplies Full Requirements Service to a Load Serving Entity within the PJM West Region shall be responsible for all of that Load Serving Entity’s capacity obligations under this Agreement and (ii) any Party that supplies Partial Requirements Service to a Load Serving Entity within the PJM West Region shall be responsible for such portion of the capacity obligations of that Load Serving Entity as agreed by the Party and the Load Serving Entity so long as the Load Serving Entity’s full capacity obligation under this Agreement is allocated between or among Parties to this Agreement.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 15A
First Revised Rate Schedule FERC No. 32

(c) Whenever a transmission owning Party joins, or withdraws from the Amended Operating Agreement such that the boundaries of the PJM West Region are expanded or contracted, the Parties’ capacity obligations under this Agreement shall be re-examined by the Reliability Committee to determine whether revisions are appropriate.

8.2 Capacity Plans and Deliverability. As set forth in Schedule 6, each Party shall submit to the Office of the Interconnection its plans (or revisions to previously submitted plans) to install or contract for Capacity Resources. As set forth in Schedule 10, each Party must designate its Capacity Resources as Network Resources or Points of Receipt under the PJM Tariff to allow firm delivery of the output of its Capacity Resources to the Party’s load within the PJM West Region and each Party must obtain any necessary Firm Transmission Service in an amount sufficient to deliver Capacity Resources from outside of the PJM Region to the border of the PJM Region to reliably serve the Party’s load within the PJM West Region.

8.3 Responsibility to Provide Unforced Capacity. (a) Each Party shall install or contract for Capacity Resources or obtain Capacity Credits providing Unforced Capacity sufficient to satisfy each day its Accounted-For Obligation, as determined pursuant to Schedule 7.

(b) A Party that fails to satisfy its obligations to provide sufficient Unforced Capacity shall be deficient and shall pay the applicable deficiency charge determined pursuant to Schedule 11.

8.4 Responsibility During Peak Season. (a) Each Party shall install or contract for Capacity Resources or obtain Capacity Credits providing Unforced Capacity during the Peak Season sufficient to satisfy the sum of its Accounted-For Obligation and its Peak Season Maintenance Obligation.

(b) A Party that fails to have Unforced Capacity on any day during the Peak Season adequate to satisfy the sum of its Accounted-For Obligation and its Peak Season Maintenance Obligation shall be considered to be deficient to the extent set forth in Schedule 8.

8.4A Prohibition of Sales. (a) The Office of the Interconnection shall determine each party’s daily Accounted For Obligation pursuant to Schedule 7 at noon two business days before the day for which the Accounted For Obligation is being determined, in the case of that portion of a Party’s Accounted For Obligation that is in a Zone that has adopted a retail access program for end-use electric customers.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 15B
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 15B

(b) No party may sell capacity or Capacity Credits for any day for which its Accounted For Obligation has been determined unless it has capacity or Capacity Credits available to sell in excess of its Accounted For Obligation plus its other contractual obligations to sell capacity.

8.4B Nature of Resources. (a) Each Party shall provide or arrange for specific, firm Capacity Resources that are capable of supplying the energy requirements of its own load on a firm basis without interruption for economic conditions and with such other characteristics that are necessary to support the reliable operation of the PJM West Region, as set forth in more detail in Schedules 9 and 10.

(b) The Parties agree that Capacity Credits may be relied upon by a Party to satisfy its obligations to provide and arrange for Capacity Resources.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Third Revised Sheet No. 16
First Revised Rate Schedule FERC No. 32	Superseding Second Revised Sheet No. 16

8.5 Compliance Audit of Parties. (a) For the 36 months following the end of each Planning Period, each Party shall make available the records and supporting information related to the performance of this Agreement from such Planning Period for audit.

(b) The Office of the Interconnection shall evaluate and determine the need for an audit of a Party, and shall, upon a decision of the Office of the Interconnection to require such an audit, provide the Party or Parties to be audited with notice at least 90 days in advance of the audit.

(c) Any audit of a Party conducted pursuant to this Agreement shall be performed by an independent consultant to be selected by the Office of the Interconnection. Such audit shall be limited to a review of the Party’s compliance with the requirements of this Agreement.

(d) Prior to the completion of its audit, the independent consultant shall review its preliminary findings with the Party being audited and, upon the completion of its audit, the independent consultant shall issue a final audit report detailing the results of the audit, which final report shall be issued to the Party being audited, the Office of the Interconnection and the Members Committee; provided, however, no confidential data of any Party shall be disclosed through such audit reports.

(e) If, based on a final audit report, an adjustment is required to any amounts due to or from the Parties pursuant to Schedule 11, such adjustment shall be accounted for in determining the amounts due to or from the Parties pursuant to Schedule 11 for the month in which the adjustment is identified.

8.6 Interim Capacity Obligations in the ComEd Zone. Notwithstanding the above provisions of this Article 8, the obligations of Parties serving load in the ComEd Zone during the Interim Period, as those terms are defined in Schedule 17, shall be determined as set forth in Schedule 17.

ARTICLE 9 — DEFICIENCY AND EMERGENCY CHARGES

9.1 Nature of Charges. Upon the advice and recommendations of the Members Committee, the PJM Board shall, subject to any Required Approvals, approve certain charges to be imposed on a Party for its failure to satisfy its obligations under this Agreement. Such charges are set forth in Schedules 11 and 12.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 16A
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 16A

9.2 Determination of Charge Amounts. No later than April 1 of each year, the Members Committee shall recommend to the PJM Board such charges to be applicable under this Agreement for the next June 1 to May 31 twelve-month period, and Schedules 11 and 12, which, upon approval of the PJM Board, shall be modified accordingly, subject to the receipt of all Required Approvals. The Reliability Committee may establish projected charges for estimating purposes only.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 17
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 17

9.3 Distribution of Charge Receipts. All of the monies received as a result of any charges imposed pursuant to this Agreement and Section 5.6 of Schedule 11 of the Amended Operating Agreement shall be disbursed as provided in Schedules 11 and 12 of this Agreement.

9.4 Charges Relating to Interim Capacity Obligations in the ComEd Zone. Notwithstanding the above provisions of this Article 9, any charges related to the obligations of Parties serving load in the ComEd Zone during the Interim Period, as those terms are defined in Schedule 17, shall be determined as set forth in Schedule 17.

ARTICLE 10 — COORDINATED PLANNING AND OPERATION

10.1 Overall Coordination. Each Party shall cooperate with the other Parties in the coordinated planning and operation of their owned or contracted for Capacity Resources to obtain a degree of reliability consistent with Applicable Regional Reliability Council and NERC regional practices. In furtherance of such Cooperation each Party shall:

(a) coordinate its Capacity Resource plans with the other Parties to maintain reliable service to its own electric customers and those of the other Parties;

(b) cooperate with the members and associate members of MAAC, ECAR, MAIN, and NERC to ensure the reliability of the region;

(c) make available its Capacity Resources to the other Parties through the Office of the Interconnection for coordinated operation and to supply the needs of the PJM West Region in accordance with the Amended Operating Agreement;

(d) provide or arrange for Network Transmission Service or Firm Point-to-Point Transmission Service for service to the projected load of the Party and include all Capacity Resources as Network Resources designated pursuant to the PJM Tariff or Points of Receipt for Firm Point-to-Point Transmission Service;

(e) provide or arrange for sufficient reactive capability and voltage control facilities to meet Good Utility Practice and to be consistent with the Reliability Principles and Standards;

(f) implement emergency procedures and take such other coordination actions as may be necessary in accordance with the directions of the Office of the Interconnection in times of Emergencies;

(g) maintain or arrange for Black Start Capability for a portion of its Capacity Resources at least equal to that established from time-to-time by the Office of the Interconnection; and

(h) meet its obligations under the Amended Operating Agreement.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 17A
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 17A

10.2 Generator Planned Outage Scheduling. Each Party shall develop or, to the maximum extent its legal rights will allow, cause to be developed, schedules of planned outages of its Capacity Resources. Such schedules of planned outages shall be submitted to the Office of the Interconnection for coordination with the schedules of planned outages of other Parties and anticipated transmission planned outages.

10.3 Data Submissions. Each Party shall submit to the Office of the Interconnection for review, any data and other information necessary for the performance of this Agreement, including its plans for the addition, modification and removal of Capacity Resources, its load forecasts, and such other data set forth in Schedule 15.

10.4 Charges for Failures to Comply. An emergency procedure charge, as set forth in Schedule 12, shall be imposed on any Party that fails to comply with the directions of the Office of the Interconnection pursuant to any capacity resource plan on file with the Office of Interconnection under Schedule 6.

10.5 Metering. Each Party shall comply with the metering standards as set forth in the PJM Manuals.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 18
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 18

ARTICLE 11 — SHARED COSTS

11.1 Recording and Audit of Costs.

(a) Any costs related to the performance of this Agreement, including the costs of the Office of the Interconnection and such other costs that the Members Committee determines are to be shared by the Parties, shall be documented and recorded in a manner acceptable to the Parties.

(b) The Members Committee may require an audit of such costs; provided, however, the cost records shall be available for audit by any Member or State Consumer Advocate, at the sole expense of such Member or State Consumer Advocate, for 36 months following the end of the Planning Period in which the costs were incurred.

11.2 Cost Responsibility. The costs determined under Section 11.1(a) shall be allocated to and recovered from the Parties to this Agreement and other entities pursuant to Schedule 9-5 of the PJM Tariff.

ARTICLE 12 — BILLING AND PAYMENT

12.1 Periodic Billing. Each Party shall receive a statement periodically setting forth (i) any amounts due from or to that Party as a result of any charges imposed pursuant to this Agreement and (ii) that Party’s share of any costs allocated to that Party pursuant to Article 11. To the extent practical, such statements are to be coordinated with any billings or statements required pursuant to the Amended Operating Agreement or PJM Tariff.

12.2 Payment. The payment terms and conditions shall be as set forth in the billing statement and shall, to the extent practicable, be the same as those then in effect under the PJM Tariff.

12.3 Failure to Pay. If any Party fails to pay its share of the costs allocated pursuant to Article 11, those unpaid costs shall be allocated to and paid by the other Parties hereto in proportion to the sum of the Accounted For Obligations of each such Party (calculated without any reduction for ALM load credit) for the billing month. The Office of the Interconnection shall enforce collection of a Party’s share of the costs.

ARTICLE 13 — INDEMNIFICATION AND LIMITATION OF LIABILITIES

13.1 Indemnification. (a) Each Party agrees to indemnify and hold harmless each of the other Parties, its officers, directors, employees or agents for all actions, claims, demands, costs, damages and liabilities asserted by third parties against the Party seeking indemnification and arising out of or relating to acts or omissions in connection with this Agreement of the Party from which indemnification is sought, except (i) to the extent that such liabilities result from the willful misconduct of the Party seeking indemnification and (ii) that each Party shall be responsible for all claims of its own employees, agents and servants growing out of any workmen’s compensation law. Nothing herein shall limit a Party’s indemnity obligations under Article 16 of the Amended Operating Agreement.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 19
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 19

(b) The amount of any indemnity payment under this Section 13.1 shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by the Party seeking indemnification in respect of the indemnified actions, claims, demands, costs, damages or liabilities. If any Party shall have received an indemnity payment in respect of an indemnified action, claim, demand, cost, damage, or liability and shall subsequently actually receive insurance proceeds or other amounts in respect of such action, claim, demand, cost, damage, or liability, then such Party shall pay to the Party that made such indemnity payment the lesser of the amount of such insurance proceeds or other amounts actually received and retained or the net amount of the indemnity payments actually received previously.

13.2 Limitations on Liability. No Party will be liable to another Party for any claim for indirect, incidental, special or consequential damage or loss of the other Party including, but not limited to, loss of profits or revenues, cost of capital or financing, loss of goodwill and cost of replacement power arising from such Party’s carrying out, or failure to carry out, any obligations contemplated by this Agreement; provided, however, nothing herein shall be deemed to reduce or limit the obligation of any Party with respect to the claims of persons or entities not a party to this Agreement.

13.3 Insurance. Each Party shall obtain and maintain in force such insurance as is required of Load Serving Entities by the states in which it is doing business within the PJM West Region.

ARTICLE 14 — SUCCESSORS AND ASSIGNS

14.1 Binding Rights and Obligations. The rights and obligations created by this Agreement and all Schedules and supplements thereto shall inure to and bind the successors and assigns of the Parties; provided, however, no Party may assign its rights or obligations under this Agreement without the written consent of the Members Committee unless the assignee concurrently becomes the Load Serving Entity with regard to the end-users previously served by the assignor.

14.2 Consequences of Assignment. Upon the assignment of all of its rights and obligations hereunder to a successor consistent with the provisions of Section 14.1, the assignor shall be deemed to have withdrawn from this Agreement.

ARTICLE 15 — NOTICE

Except as otherwise expressly provided herein, any notice required hereunder shall be in writing and shall be sent: overnight courier, hand delivery, telecopy or other reliable electronic means to the representative on the Members Committee of such Party at the address for such Party previously provided by such Party to the other Parties. Any notice shall be deemed to have been given (i) upon delivery if given by overnight courier, hand delivery or certified mail or (ii) upon confirmation if given by facsimile or other reliable electronic means.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 20
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 20

ARTICLE 16 — REPRESENTATIONS AND WARRANTIES

16.1 Representations and Warranties at Date an Entity Becomes a Party. Each Party represents and warrants to the other Parties that, as of the date it becomes a Party:

(a) the Party is duly organized, validly existing and in good standing under the laws of the jurisdiction where organized;

(b) the execution and delivery by the Party of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action on the part of the Party and do not conflict with any applicable law or with any other agreement binding upon the Party. The Agreement has been duly executed and delivered by the Party, and this Agreement constitutes the legal, valid and binding obligation of the Party enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity; and

(c) there are no actions at law, suits in equity, proceedings or claims pending or, to the knowledge of the Party, threatened against the Party before or by any federal, state, foreign or local court, tribunal or governmental agency or authority that might materially delay, prevent or hinder the performance by the Party of its obligations hereunder.

16.2 Continuing Representations and Warranties. Each Party represents and warrants to the other Parties that throughout the term of this Agreement:

(a) the Party is a Load Serving Entity;

(b) the Party satisfies the requirements of Schedule 2;

(c) the Party is in compliance with the Reliability Principles and Standards;

(d) the Party is a signatory, or its principals are signatories, to the agreements set forth in Schedule 3;

(e) the Party is in good standing in the jurisdiction where incorporated; and

(f) the Party will endeavor in good faith to obtain any corporate or regulatory authority necessary to allow the Party to fulfill its obligations hereunder.

ARTICLE 17 — OTHER MATTERS

17.1 Relationship of the Parties. This Agreement shall not be interpreted or construed to create any association, joint venture, or partnership between or among the Parties or to impose any partnership obligation or partnership liability upon any Party.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 20A
First Revised Rate Schedule FERC No. 32

17.2 Governing Law. This Agreement shall be interpreted, construed and governed by the laws of the State of Delaware.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 21
First Revised Rate Schedule FERC No. 32

17.3 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision is determined by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated, and such invalid, void or unenforceable provision shall be replaced with valid and enforceable provision or provisions which otherwise give effect to the original intent of the invalid, void or unenforceable provision.

17.4 Amendment. This Agreement may be amended only by action of the PJM Board. Notwithstanding the foregoing, an applicant eligible to become a Party in accordance with the procedures set forth in Schedule 1 shall become a Party by executing a counterpart of this Agreement without the need for execution of such counterpart by any other Party. The Office of the Interconnection shall file with FERC any amendment to this Agreement approved by the PJM Board.

17.5 Headings. The article and section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

17.6 Confidentiality. (a) No Party shall have a right hereunder to receive or review any documents, data or other information of another Party, including documents, data or other information provided to the Office of the Interconnection, to the extent such documents, data or information have been designated as confidential pursuant to the procedures adopted by the Office of the Interconnection or to the extent that they have been designated as confidential by another Party; provided, however, a Party may receive and review any composite documents, data and other information that may be developed based on such confidential documents, data or information if the composite document does not disclose any individual Party’s confidential data or information.

(b) Notwithstanding anything in this Section to the contrary, if a Party is required by applicable laws, or in the course of administrative or judicial proceedings, to disclose information that is otherwise required to be maintained in confidence pursuant to this Section, that Party may make disclosure of such information; provided, however, that as soon as the Party learns of the disclosure requirement and prior to making disclosure, that Party shall notify the affected Party or Parties of the requirement and the terms thereof and the affected Party or Parties may direct, at their sole discretion and cost, any challenge to or defense against the disclosure requirement and the Party shall cooperate with such affected Parties to the maximum extent practicable to minimize the disclosure of the information consistent with applicable law. Each Party shall cooperate with the affected Parties to obtain proprietary or confidential treatment of such information by the person to whom such information is disclosed prior to any such disclosure.

(c) Any contract with a contractor retained to provide technical support or to otherwise assist with the administration of this Agreement shall impose on that contractor a contractual duty of confidentiality that is consistent with this Section.

Issued By:	Craig Glazer	Effective:	March 20, 2003
Vice President, Governmental Policy
Issued On:	March 20, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 22
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 22

17.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

17.8 No Implied Waivers. The failure of a Party to insist upon or enforce strict performance of any of the provisions of this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provisions, rights and remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

17.9 No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

17.10 Dispute Resolution. Except as otherwise specifically provided in the Amended Operating Agreement, disputes arising under this Agreement shall be subject to the dispute resolution provisions of the Amended Operating Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

PJM INTERCONNECTION, L. L. C.

Date:	By:	/s/ Phillip G. Harris

Title President and Chief Executive Officer

AMERICAN ELECTRIC POWER SERVICE CORPORATION

Date:	By:	/s/ J. Craig Baker

Title Senior Vice President - Regulatoroy Services

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Substitute First Revised Sheet No. 23
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 23

SCHEDULE 1

PROCEDURES TO BECOME A PARTY

A.	Notice

Any entity that is or will become a Load Serving Entity within the PJM West Region and thus a Party to this Agreement shall submit a notice to the Office of the Interconnection together with (i) its representation that it has satisfied or will (prior to the date this Agreement is to become effective as to that entity) satisfy the requirements to become a Party, and (ii) a deposit in an amount to be specified that will be applied toward the costs of any required analysis.

The required notice, representations, data and deposit must be submitted in sufficient time to conduct an analysis of the data submitted and to adjust the obligations of the Parties for the month in which the entity desires to become a Party:

•	If the then existing boundaries of the PJM Region would be expanded by an entity becoming a Party, that entity shall submit the required notice, representation, data and deposit no later than when the entity applies for its transmission facilities to be included in the PJM Tariff.

•	If an entity will serve load within the then existing boundaries of the PJM Region, that entity shall submit the required notice, representations, data and deposit as soon as possible prior to the month (i) in which it is to begin serving loads within the PJM West Region or (ii) in which any agency relationship through which the entity’s obligations under this Agreement had been satisfied is terminated; provided, however, that such submission shall not be required sooner than any request for transmission service or any change in the designation of Network Resources or points of receipt and loads under the PJM Open Access Tariff associated with providing service to those loads.

B.	Analysis of Data

The notice, representations and data submitted to the Office of the Interconnection are to be analyzed in accordance with procedures consistent with this Agreement and the encouragement of reliable operation of the PJM West Region.

C.	Response

Upon completion of the analysis, the Office of the Interconnection will inform the entity of (a) the estimated costs and expenses associated with modifications to communication, computer and other facilities and procedures, including any filing fees, needed to include the entity as a Party, (b) the entity’s share of any costs pursuant to Article 11, and (c) the earliest date upon which the entity could become a Party. In addition, a counterpart of the Agreement shall be forwarded for execution.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	First Revised Sheet No. 24
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 24

D.	Agreement by New Party

After receipt of the response from the Office of the Interconnection, the entity shall identify its representative to the Members Committee and Reliability Committee execute the counterpart of the Agreement, indicating the desired effective date; provided, however, such effective date shall be the first day of a month, may be no earlier than the date indicated in the response from the Office of the Interconnection and shall be no later than (i) the date on which the entity begins serving loads within the PJM West Region or (ii) the termination date of any agency relationship through which its obligations under this Agreement had been satisfied. The executed counterpart of the Agreement, together with payment of its share of any costs then due, shall be returned as directed by the Office of the Interconnection.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 25
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 25

SCHEDULE 2

STANDARDS FOR INTEGRATING AN ENTITY INTO THE PJM REGION

A.	The following standards will be applied by the Office of the Interconnection to determine the eligibility of an entity to become a part of the PJM Region. For an entity to be integrated into the PJM Region it must possess generation and transmission attributes that would enable the entity to share its reserves with other entities in the PJM Region. Appropriate transmission and reliability studies are to be performed to determine the adequate transmission capability necessary to integrate the entity into the PJM Region consistent with Good Utility Practice.

B.	In addition, the entity shall meet the following requirements to be included in the PJM Region:

1.	All load, generation and transmission operating as part of the PJM Region’s interconnected system must be included within the metered boundaries of the PJM Region.

2.	The entity will accept and comply with the PJM Region’s standards with respect to system design, equipment ratings, operating practices and maintenance practices as set forth in the PJM Manuals so that sufficient electrical equipment, control capability, information and communication are available to the Office of the Interconnection for planning and operation of the PJM Region.

3.	The load, generation and transmission facilities of each entity shall be included in the telemetry to the Office of the Interconnection from a 24-hour control center. Each system operator in these control centers must be trained and delegated sufficient authority to take any action necessary to assure that the system for which the operator is responsible is operated in a stable and reliable manner.

4.	Each entity must have compatible operational communication mechanisms, maintained at its expense, to interact with the Office of the Interconnection and for internal requirements.

5.	Each entity must assure the continued compatibility of its local system energy management system monitoring and telecommunications systems to satisfy the technical requirements of interacting with the Office of the Interconnection as it directs the operation of the PJM Region.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 26
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 26

SCHEDULE 3

OTHER AGREEMENTS TO BE EXECUTED BY THE PARTIES

•	Any agreement for Network Transmission Service or Firm Point-To-Point Service that is required under the PJM Tariff for service consistent with the requirements of Section 10.1(c);

•	The Amended Operating Agreement.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 27
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 27

[Sheet Nos. 27-29 are reserved.]

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Fifth Revised Sheet No. 30
First Revised Rate Schedule FERC No. 32	Superseding Fourth Revised Sheet No. 30

SCHEDULE 4

GUIDELINES FOR DETERMINING THE FORECAST POOL REQUIREMENT

A.	Objective Of The Forecast Pool Requirement

The Forecast Pool Requirement shall be determined for the specified Planning Periods to establish the level of Capacity Resources and ALM that will provide an acceptable level of reliability consistent with the Reliability Principles and Standards.

B.	Forecast Pool Requirement To Be Determined Annually

Eleven months in advance of each Planning Period based on the projections described in section C of this Schedule, the PJM Board, acting upon the recommendation of the Members Committee, shall establish the Forecast Pool Requirements for the Parties for such Planning Period annually before June 30. Unless otherwise agreed by the PJM Board, the Forecast Pool Requirement for such Planning Period shall be considered firm and not subject to re-determination thereafter; provided, however, that the Forecast Pool Requirement (including the ALM Factor and the installed reserve margin) shall be revised, to the extent determined necessary by the PJM Board, to reflect the addition of a new transmission owner zone to the PJM Region, with such revision to be effective on the first day of the first Interval that is at least three months after the date of such addition; and provided further that in such cases the PJM Board may in its discretion direct that the revised Forecast Pool Requirement (including the ALM Factor and the installed reserve margin) may be implemented in the added transmission owner zone effective upon the date of its integration into the PJM Region, notwithstanding that such revised Forecast Pool Requirement otherwise shall take effect in the remainder of the PJM Region at a later time in accordance with the foregoing proviso.

C.	Methodology

Each year, the Forecast Pool Requirement for at least each of the next five Planning Periods shall be projected by applying suitable probability methods to the data and forecasts provided by the Parties and obtained from Electric Distributors, as described in Schedule 15, the Amended Operating Agreement and in the PJM Manuals. The projection of the Forecast Pool Requirements shall consider the following data and forecasts as necessary.

1.	Seasonal peak load forecasts for each Planning Period as provided by each Party reflecting (a) load forecasts with a 50 percent probability of being too high or too low, (b) summer peak diversities determined by the Office of the Interconnection from recent experience and (c) ALM as determined pursuant to Schedule 5.2 and in accordance with the PJM Manuals.

Issued By:	Craig Glazer	Effective:	October 1, 2004
Vice President, Government Policy
Issued On:	July 30, 2004

PJM Interconnection, L.L.C.	Original Sheet No. 30.01
First Revised Rate Schedule FERC No. 32

2.	Forecasts of aggregate seasonal load shape of the Parties which are consistent with forecast averages of 52 weekly peak loads prepared by the Parties and obtained from Electric Distributors for their respective systems.

3.	Variability of loads within each week, due to weather and other recurring and random factors, as determined by the Office of the Interconnection.

4.	Generating unit capability and types for every existing and proposed unit.

Issued By:	Craig Glazer	Effective:	October 1, 2004
Vice President, Government Policy
Issued On:	July 30, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 30A
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 30A

5.	Generator Forced Outage rates for existing mature generating units, as determined by the Office of the Interconnection, based on data submitted by the Parties for their respective systems, from recent experience, and for immature and proposed units based upon forecast rates related to unit types, capabilities and other pertinent characteristics.

6.	Generator Maintenance Outage factors and planned outage schedules as determined by the Office of the Interconnection based on forecasts and historical data submitted by the Parties for their respective systems.

7.	Miscellaneous adjustments to capacity due to all causes, as determined by the Office of the Interconnection, based on forecasts submitted by the Parties for their respective systems.

8.	The emergency capacity assistance available as a function of interconnections of the PJM Region with other Control Areas, as limited by the capacity benefit margin considered in the determination of available transfer capability and the probable availability of generation in excess of load requirements in such areas.

Issued By:	Craig Glazer	Effective:	October 1, 2004
Vice President, Government Policy
Issued On:	July 30, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 30B
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 30B

SCHEDULE 4.1

DETERMINATION OF THE FORECAST POOL REQUIREMENT

Based on the guidelines set forth in Schedule 4, the Forecast Pool Requirement shall be determined as set forth in this Schedule 4.1 on an unforced capacity basis.

A.	The installed capacity requirement (“ICR”) shall be determined as:

ICR = (FAP - FALC) * (1 + IRM)

Where:

FAP	=	the forecast accounting peak for the PJM Region, which shall be the weather-normalized, 50/50 probability load prior to ALM being invoked

FALC	=	the forecast of the ALM credit adjustment for the PJM Region

IRM	=	the installed reserve margin approved by the PJM Board, upon the recommendation of the Reliability Committee, for that Planning Period

B.	The PJM Region equivalent demand forced outage rate (“EFORD”) shall be determined as the capacity weighted EFORD for all units expected to serve loads within the PJM Region as determined pursuant to Schedule 5.1.

C.	The PJM Region unforced capacity requirement (UCR”) shall be determined as:

UCR = ICR * (1 -EFORD).

D.	The PJM Region Forecast Pool Requirement (“FPR”) in percent shall be determined as:

FPR = [UCR/(FAP-FALC)] * 100.

Issued By:	Craig Glazer	Effective:	November 7, 2003
Vice President, Governmental Policy
Issued On:	November 6, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 31
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 31

SCHEDULE 5

DETERMINATION OF FORECAST REQUIREMENTS AND OBLIGATIONS

A.	Each Party shall be responsible for satisfying the Forecast Pool Requirement related to the end-users it serves.

B.	It is recognized that changing conditions and improvements in techniques may require from time to time modifications to the determination of obligations hereunder. A Party or the Office of the Interconnection having the opinion that such a modification is required shall request the Members Committee to have the matter studied and a recommendation made to the PJM Board. Upon approval of a change by the PJM Board, this schedule and other related schedules shall be appropriately revised and supplemented and shall thereupon be made effective.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Substitute Original Sheet No. 31A
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 31A

SCHEDULE 5.1

FORCED OUTAGE RATE CALCULATION

A.	The equivalent demand forced outage rate (“EFORD”) shall be calculated as follows:

EFORD (%) = {(ff * FOH + fp * EFPOH) / (SH + ff * FOH)} * 100

Where

ff = full outage factor

fp = partial outage factor

FOH = full forced outage hours

EFPOH = equivalent forced partial outage hours

SH = service hours

B.	Calculation of average EFORD for Forecast Unforced Capacity Requirements and Obligations

The forecast average EFORD in a Planning Period shall be the average of the forced outage rates, weighted for unit capability and expected time in service, attributable to all of the Capacity Resources of the Parties serving load within the PJM Region that are planned to be in service including Capacity Resources purchased from specified units and excluding Capacity Resources sold outside the PJM Region from specified units. Such rate shall also include (i) an adjustment, if any, for capacity unavailable due to energy limitations determined in accordance with definitions and criteria set forth in the PJM Manuals and (ii) any other adjustments approved by the Reliability Committee to adjust the parameters of a designated unit when such parameters are or will be used to determine a future PJM Region reserve requirement and such adjustment is required to more accurately predict the future performance of such unit in light of extraordinary circumstances. For the purposes of this Schedule, the average EFORD shall be the average of the capacity-weighted EFORDs of all units committed to serve load in the PJM Region. All rates shall be in percent.

1.	The EFORD of a unit not yet in service or which has been in service less than one full calendar year at the time of forecast shall be the class average rate for units with that capability and of that type, as estimated and used in the calculation of the Forecast Pool Requirement.

2.	The EFORD of a unit in service five or more full calendar years at the time of forecast shall be the average rate experienced by such unit during the five most recent calendar years. Historical data shall be based on official reports of the Parties under rules and practices approved by the Reliability Committee.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	First Revised Sheet No. 31B
First Revised Rate Schedule FERC No. 32	Superseding Substitute Original Sheet No. 31B

3.	The EFORD of a unit in service at least one full calendar year but less than five full calendar years at the time of the forecast shall be determined as follows:

Full Calendar

Years

1.	One fifths the rate experienced during the calendar year, plus four-fifths the class average rate.

2.	Two-fifths the average rate experienced during the two calendar years, plus three-fifths the class average rate.

3.	Three-fifths the average rate experienced during the three calendar years, plus two-fifths the class average rate.

4.	Four-fifths the average rate experienced during the four calendar years, plus one-fifth the class average rate.

C.	Calculations of average EFORD for Accounted-For Obligations for Unforced Capacity

The average EFORD used to determine a Load Serving Entity’s ability to meet its Accounted-For Obligation for Unforced Capacity in a month shall be the average of the forced outage rates, weighted for unit capability, calculated on a twelve-month rolling average basis for the twelve-month period ending two months prior to the first month of the Interval for which the obligation was incurred, attributable to all of the generating units of the Load Serving Entity committed to serve load within the Zone. These resources include Capacity Resources purchased from specified units and exclude Capacity Resources sold from specified units. Such rate shall also include (i) an adjustment, if any, for capacity unavailable due to energy limitations determined in accordance with definitions and criteria set forth in the PJM Manuals and (ii) any other adjustment approved by the Members Committee to adjust the parameters of a designated unit.

1.	The EFORD of a unit in service twelve or more full calendar months prior to the calculation month shall be the average rate experienced by such unit during the twelve most recent calendar months, allowing for up to a two month period to collect data and calculate rates. Historical data shall be based on official reports of the Parties under rules and practices set forth in the PJM Manuals.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 31C
First Revised Rate Schedule FERC No. 32

2.	The EFORD of a unit in service at least one full calendar month but less than twelve full calendar months prior to the calculation month shall be the average of the actual EFORD experienced by the unit weighted by full months of service, and the class average rate for units with that capability and of that type weighted by twelve minus months of service, allowing for up to a two-month period to collect data and calculate rates. Historical data shall be based on official reports of the Parties under rules and practices set forth in the PJM Manuals.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 31D
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 31D

SCHEDULE 5.2

PROCEDURES FOR THE

ACTIVE LOAD MANAGEMENT CREDIT

A.	Parties can receive an adjustment to their load used in determining their Accounted-For Obligation for ALM that is operated under the direction of the Office of the Interconnection. For a Party to receive this adjustment to load, ALM must satisfy the following criteria:

1.	A Party must formally notify, in accordance with the requirements of the PJM Manuals and paragraph E of this schedule as applicable, the Office of the Interconnection of the ALM that it is placing under the direction of the Office of the Interconnection.

2.	The initiation of load interruption, upon the request of the Office of the Interconnection, must be within the authority of the dispatchers of the Party. No additional approvals should be required.

3.	A period of no more than 2 hours prior notification must apply to interruptible customers.

4.	The initiation of ALM upon the request of the Office of the Interconnection is considered an emergency action and must be implementable prior to a voltage reduction.

5.	A Party must agree to reserve, for interruption at the direction of the Office of the Interconnection, at least 10 interruptions per Planning Period in order to receive ALM credit.

6.	A Party must agree to reserve interruptions of at least 6-hour duration. As a minimum, such 6-hour duration for interruptions should be available on weekdays during the 8-hour daily peak window for the appropriate season. There will be no credit given to Parties who choose to provide interruption less than 6 hours and/or exclusive of the above time period.

7.	The ALM must be available during the summer period of June through September for credit in the corresponding Planning Period.

B.	The ALM load credit of a Party will be determined as:

The ALM load credit of a Party will be the product of the nominal megawatt value of that Party’s ALM multiplied by the ALM Factor. The ALM Factor is a factor established by the Members Committee to reflect the increase in the peak load carrying capability in the PJM Region due to ALM for the PJM Region divided by the total nominal amount of ALM in the PJM Region. The PJM ALM Factor will be determined

Issued By:	Craig Glazer	Effective:	June 1, 2004
Vice President, Governmental Policy
Issued On:	March 1, 2004

PJM Interconnection, L.L.C.	Second Revised Sheet No. 31E
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 31E

using an analytical program that uses a probabilistic approach to determine reliability. The determination of the PJM ALM Factor will consider the reliability of the active load management, the number of interruptions, and the total amount of active load management. The detailed procedures used for calculating the PJM ALM Factor shall be set forth in the PJM Manuals.

The ALM credit value for the individual Parties shall be calculated as follows:

ALM credit = Megawatt Value of a Party’s ALM x PJM ALM Factor

C.	The Electric Distributor or LSE that establishes a contractual relationship (by contract or tariff rate) with a customer for ALM reductions is entitled to the PJM ALM credit for the customer, regardless of the customer’s energy supplier.

D.	The Parties need to demonstrate that their ALM performed during periods when load management procedures were invoked by the Office of the Interconnection. The Office of the Interconnection shall adopt and maintain rules and procedures for verifying the performance of ALM.

E.	Prior to the commencement of the Planning Period, Parties may elect to place ALM associated with Behind The Meter Generation under the direction of the Office of the Interconnection. This election shall remain in effect for the entire Planning Period. In the event such an election is made, such Behind The Meter Generation will not be netted from load for the purposes of calculating Accounted-For Obligations under this Agreement.

Issued By:	Craig Glazer	Effective:	June 1, 2004
Vice President, Governmental Policy
Issued On:	March 1, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 32
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 32

SCHEDULE 6

PLANS TO MEET CAPACITY OBLIGATIONS

A.	Each Party shall submit to the Office of the Interconnection its plans for satisfying its estimated Accounted-For Obligation through Capacity Resources, including (1) installation of generating resources or (2) purchases.

Each Party must submit to the Office of the Interconnection a notice of any change in its plans for Capacity Resources three months (or such shorter time period consistent with the ability of the Office of the Interconnection to evaluate requests for Network Transmission Service, the designation of Network Resources or the identification of a Point of Receipt for Firm Point-to-Point Service) prior to each month in a Planning Period.

B.	The Capacity Resource plans of each Party shall indicate the nature and current status of commitments with respect to each addition, retirement and sale or purchase of capacity included in its plans. The Office of the Interconnection will review the adequacy of the submittals hereunder both as to timing and content.

C.	The specific Capacity Resources identified in a Party’s plans may be adjusted at any time; provided, however, no such adjustment may be retroactive and any new Capacity Resource must also be a Network Resource or Point of Receipt deliverable to loads on a firm basis under the PJM Tariff.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 33
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 33

[Sheet No. 33 is reserved.]

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Second Revised Sheet No. 34
First Revised Rate Schedule FERC No. 32	Superseding First Revised Sheet No. 34

SCHEDULE 7

DETERMINATION OF ACCOUNTED-FOR OBLIGATION

AND DEFICIENCIES

A.	Each Party’s Accounted-For Obligation shall be determined pursuant to the provisions of this Schedule.

1.	For each billing month during a Planning Period the Accounted-For Obligation of a Party shall be determined on a daily basis as follows:

Accounted-For Obligation = (FSP – ALM credit) x FPR/100

Where:

FSP =	the daily summation of the forecasted weather-adjusted coincident summer peak of the end-users in the PJM Region (net of operating Behind The Meter Generation, but not to be less than zero) for which the Party was responsible on that billing day, as determined in accordance with the procedures set forth in the PJM Manuals

ALM credit =	the ALM load adjustments to the Party for the Zone determined pursuant to Schedule 5.2

FPR =	the Forecast Pool Requirement

2.	A Party shall be deficient and shall pay the deficiency charge set forth in Schedule 11 if the Party’s Unforced Capacity is less than its Accounted-For Obligation. Such deficiencies shall be measured on a day-by-day basis as required by changes in a Party’s Unforced Capacity and in its responsibilities for service to end-users.

B.	For purposes of determining deficiencies pursuant to paragraph A.2 of this Schedule, the sum of the Unforced Capacity for each Capacity Resource and the Capacity Credits relied on by a Party shall be established by the Office of the Interconnection on a daily basis, subject only to adjustment for the transfer of rights to Capacity Resources (including the purchase or sale of Capacity Credits) during a period in the initial billing month (as defined in the PJM Manuals) in which the final Accounted-For Obligation of a Party is known; provided, however, that such transfers of rights to Capacity Resources shall (1) include only resources that qualify as Capacity Resources on the day a Party intends to rely on the Unforced Capacity of those Capacity Resources to satisfy its Accounted-For Obligation and (2) exclude any Firm Transmission Rights, as that term is defined under the Operating Agreement. Notwithstanding anything to the contrary herein, the Capacity Credits held by a Party shall be counted fully toward the satisfaction of that Party’s Accounted-For Obligation.

Issued By:	Craig Glazer	Effective:	June 1, 2004
Vice President, Governmental Policy
Issued On:	March 1, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 35
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 35

SCHEDULE 8

PEAK SEASON MAINTENANCE

A.	To preserve and maintain the reliability of the PJM Region and to recognize the impact of planned outages and maintenance outages during the Peak Season, each Party is obligated to have sufficient Unforced Capacity to satisfy its Accounted-For Obligation plus its Peak Season Maintenance Obligation during the Peak Season.

B.	The Peak Season shall be defined to be those weeks containing the 24th through 36th Wednesdays of the calendar year. Each such week shall begin on a Monday and end on the following Sunday, except for the week containing the 36th Wednesday, which shall end on the following Friday.

C.	Peak Season Maintenance is defined as planned outages and maintenance outages during the Peak Season.

D.	For each day during the Peak Season, the Peak Season Maintenance Obligation of a Party shall be the amount, in megawatts, which shall be based on the Unforced Capacity of the Unit, of that Party’s Peak Season Maintenance at the time of the PJM Region daily peak, excluding outages for maintenance when released by the Office of the Interconnection for a specified period and other outages as approved by the Reliability Committee from time to time.

E.	A Party shall be deficient and shall pay the charge set forth in Schedule 11 it its Unforced Capacity is less than the sum of its Peak Season Maintenance Obligation and its Accounted-For Obligation (as determined pursuant to Schedule 7); provided, however, that Party shall be considered to be deficient only to the extent of any megawatts of deficiency in excess of the number of megawatts for which such Party already has paid a deficiency charge related to Schedule 7.

F.	The Office of the Interconnection may, in accordance with the Amended Operating Agreement and the PJM Manuals, withdraw its approval of a Generator Planned Outage in connection with anticipated implementation or avoidance of Emergency procedures. If this delay in the start of a Generator Planned Outage causes the end of such outage (based on its planned duration at the time of the delay) to be in the Peak Season, there will be no requirement for additional Capacity Resources for the number of Peak Season days equal to the number of days of delay in the start of the Generator Planned Outage.

G.	Subject to the provisions of Section 10.2 of the Agreement, the Office of the Interconnection shall adopt and maintain rules and procedures for determining the allowable Peak Season Maintenance.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 36
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 36

SCHEDULE 9

PROCEDURES FOR

ESTABLISHING THE CAPABILITY OF CAPACITY RESOURCES

A.	Such rules and procedures as may be required to determine and demonstrate the capability of Capacity Resources for the purposes of meeting a Load Serving Entity’s obligation under the Agreement shall be approved by the Reliability Committee and maintained in the PJM Manuals.

B.	The rules and procedures for determining and demonstrating the capability of generating units to serve load in the PJM Region shall be consistent with achieving uniformity for planning, operating, accounting and reporting purposes.

C.	The rules and procedure shall recognize the difference in types of generating units and the relative ability of units to maintain output at stated capability over a specified period of time. Factors affecting such ability include, but are not limited to, fuel availability, stream flow for hydro units, reservoir storage for hydro and pumped storage units, mechanical limitations, and system operating policies.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 37
First Revised Rate Schedule FERC No. 32

SCHEDULE 10

PROCEDURES FOR ESTABLISHING

DELIVERABILITY OF CAPACITY RESOURCES

Capacity Resources must be deliverable, consistent with a loss of load expectation as specified by the Reliability Principles and Standards, to the total system load, including portion(s) of the system in the PJM Region that may have a capacity deficiency at any time. Deliverability shall be demonstrated by either obtaining or providing for Network Transmission Service or Firm Point-To-Point Transmission Service within the PJM Region such that each Capacity Resource is either a Network Resource or a Point of Receipt, respectively. In addition, for Capacity Resources located outside the metered boundaries of the PJM Region that are used to meet an Accounted-For Obligation, the capacity and energy of such Capacity Resources must be delivered to the metered boundaries of the PJM Region through firm transmission service.

Certification of deliverability means that the physical capability of the transmission network has been tested by the Office of the Interconnection and found to provide that service consistent with the assessment of available transfer capability as set forth in the PJM Tariff and, for Capacity Resources owned or contracted for by a Load Serving Entity, that the Load Serving Entity has obtained or provided for Network Transmission Service or Firm Point-To-Point Transmission Service to have capacity delivered on a firm basis under specified terms and conditions.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	April 1, 2003

PJM Interconnection, L.L.C.	First Revised Sheet No. 38
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 38

SCHEDULE 11

DEFICIENCY CHARGES

A.	Deficiency Rate

The rate for deficiencies determined pursuant to Schedules 7 and 8 shall be approved annually by the Reliability Committee based on the annual carrying charges for a new combustion turbine, installed and connected to the transmission system. The annual carrying charges shall be divided by a factor of one less the forecast average EFORD for the most recent calendar year (as determined pursuant to Schedule 5.1) to state the rate in terms of Unforced Capacity. Until otherwise changed by the Reliability Committee, the rate for deficiencies shall be $160 per megawatt-day ($58.40 per kilowatt-year) divided by a factor of one less the average EFORD.

B.	Calculation of Deficiency Charges for Schedule 7

1.	The deficiency charge for a deficiency determined pursuant to Schedule 7 shall be calculated in a manner set forth herein:

DC = (R x L)

Where:

DC        is the daily deficiency charge in dollars.

R           is the daily deficiency rate in dollars per megawatt-day in terms of Unforced Capacity as defined in section A.

L           is the deficiency calculated pursuant to section C of Schedule 7.

2.	A change in Accounted-For Obligation due to an increase in customers during the applicable Interval shall be determined by subtracting the Party Peak Load of the Party (net of its operating Behind The Meter Generation, but not to be less than zero) on the twentieth day of the immediately preceding month from the Party Peak Load (net of its operating Behind The Meter Generation, but not to be less than zero) on the day the Party is deficient and multiplying this quantity by the Forecast Pool Requirement. If that number is positive, then the Party shall be assessed the DC for that portion of its deficiency due to such increase in customers.

3.	If, on any day during an Interval, all or part of a deficiency occurs for reasons other than an increase in a Party’s Accounted-For Obligation due to an increase in customers as defined in subsection 2, above, then an entity shall pay the Interval Deficiency Charge per MW of deficiency. The Interval Deficiency Charge shall be paid only once during an Interval and shall be based on the largest amount of megawatts a Party is deficient on any one day during the Interval.

Issued By:	Craig Glazer	Effective:	June 1, 2004
Vice President, Governmental Policy
Issued On:	March 1, 2004

PJM Interconnection, L.L.C.	Substitute Original Sheet No. 39
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 39

C.	Calculation of Deficiency Charges for Schedule 8

The deficiency charge for deficiencies determined pursuant to Schedule 8 shall be DC

= (R x P), where the meanings of DC and R are as set forth above and P means the deficiency determined pursuant to section E of Schedule 8.

D.	Distribution Of Deficiency Charges

i.	Recipients of capacity deficiency revenues are defined for each Interval as: (a) each owner of Capacity Resources with Unforced Capacity which it has committed to PJM prior to the start of the Interval for every day of the Interval; (b) each owner of newly certified Capacity Resources that become available during an Interval and which are committed to PJM for every remaining day of the Interval after such certification; and (c) each Party and each party to the RAA that has fully satisfied its obligation on every day during the Interval for which a deficiency charge has been established pursuant to this Agreement. Recipients shall share in any deficiency charges paid by any Party or by any party to the RAA during the Interval that has failed to satisfy its obligation and that have been received by the Office of the Interconnection, in accordance with subsection (ii) below.

ii.	A Recipient shall receive the higher of (a) a proportionate share of the deficiency charges for the Interval equal to ((x + y)/z); or (b) the alternate value of capacity times y. Except that, if, for an owner of Capacity Resources, the Alternate Value of capacity multiplied by (y) is greater than [(y) divided by (z)] times the total deficiency charges, then: (1) each owner of Capacity Resources with net capacity shall receive the Alternate Value of capacity multiplied by (y), provided, however, that if the sum of the payments thus calculated exceeds the total deficiency charges collected, each Capacity Resource owner will receive a proportional share of the total deficiency charges equal to (y) divided by the sum (y), times the total deficiency charges; and then (2) any remaining deficiency charges shall be allocated to each LSE that has fully satisfied its Accounted-For Obligation, where the share of each such LSE shall be (x) divided by the total of (x) for all LSEs.

Where:

x is the average MW of covered obligation for a Party for every day of the Interval.

y is (a) the minimum MW of capacity, uncommitted to any LSE and committed and available to PJM prior to the start of the interval, if committed by a capacity owner for every day of the entire Interval, or (b) the minimum MW of capacity, uncommitted to any LSE and committed and available to PJM from a new

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	First Revised Sheet No. 40
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 40

resource, if committed by a capacity owner for every remaining day of the Interval after the capacity becomes available multiplied by the ratio of the remaining days to the total days in the Interval.

z is the total of x and y for all Recipients

A Recipient that commits the Unforced Capacity of a Capacity Resource to PJM for an Interval must commit the Capacity Resource for the entire duration of the Interval. A Party that commits the Unforced Capacity of a new Capacity Resource to PJM for the balance of an Interval must commit the Capacity Resources for the entire duration of the balance of the Interval.

iii.	for purposes of this Section D only, the alternate value of capacity (AV) shall be defined as:

AV = F*16*OD

Where:

F equals (Average of the Forward Market Monthly On-Peak Energy Prices over the Interval for Cinergy Hub) minus (Average of the Forward Market Monthly On-Peak Energy Prices over the Interval for PJM West Hub)

16 is the number of on-peak hours per day

OD is the number of On-Peak Days in the Interval

This value will be determined for the five on-peak days (as defined in Schedules 7 and 8 of the PJM Open Access Transmission Tariff) preceding the 15th day of the month immediately prior to the beginning of an Interval. The forward prices used in the AV calculation shall be the weighted average of the prices published, on the identified day, in such trade publication(s) as are approved by the Reliability Committee and which shall be posted on the PJM web site. If no new index is determined prior to the beginning of an Interval the current index will be continued.

iv.	In the event all of the Parties and all of the parties to the RAA have incurred deficiency charges with respect to an obligation and there is no owner of Capacity Resources entitled to payments as described above, the deficiency charges shall be distributed as approved by the Reliability Committee.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	Original Sheet No. 41
First Revised Rate Schedule FERC No. 32

E.	ALM Deficiency Charge

1.	Each Party that specifies ALM pursuant to Schedule 5.2 but, in an Emergency, does not deliver, upon the request of the Office of the Interconnection, its entire specified amount of ALM will be assessed a deficiency charge in accordance with the following formula:

Compliance Deficiency Value x Daily Capacity Deficiency Rate x 365/10

Where:

Compliance Deficiency Value is equal to the amount of ALM (in megawatts) a Party is deficient, if, during an Emergency, the Party, upon the request of the Office of the Interconnection, provides less ALM than it specified pursuant to Schedule 5.2;

Daily Capacity Deficiency Rate is the rate specified in Paragraph A of this Schedule 11.

2.	Revenues from deficiency charges will be distributed to the Parties and to the parties to the RAA that, during an Emergency, provide ALM in excess of the amount they specified pursuant to Schedule 5.2 of the agreement to which it is a party (prorated if necessary). Any deficiency charge payment not so distributed will be distributed at the discretion of the Reliability Committee.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	Original Sheet No. 42
First Revised Rate Schedule FERC No. 32

SCHEDULE 12

EMERGENCY PROCEDURE CHARGES

A.	Emergency Procedure Charges

Following an Emergency, the compliance of each Party with the instructions of the Office of the Interconnection shall be evaluated as recommended by the Reliability Committee and directed by the PJM Board. If, based on such evaluation, it is determined that a Party refused to comply with, or otherwise failed to employ its best efforts to comply with, the instructions of the Office of the Interconnection to implement PJM emergency procedures, that Party shall pay an emergency procedure charge as follows: for each megawatt ALM that was not interrupted as directed and for each megawatt of a Capacity Resource that was not made available as directed despite being capable of producing energy at the time, and that is deliverable to the PJM Region in the case of a Capacity Resource located outside of the PJM Region, the Party shall pay 365 times the daily deficiency rate per megawatt set forth in Section A of Schedule 11.

B.	Distribution Of Emergency Procedure Charges

1.	Each Party and each party to the RAA that has complied with the emergency procedures imposed by this Agreement or the RAA during an Emergency, without incurring an emergency procedure charge, shall share in any emergency procedure charges paid by any other Party or by any party to the RAA that has failed to satisfy said obligation during an Emergency. Such shares shall be in proportion to the sum of the Accounted For Obligations (calculated without any reduction for ALM load credit) of of the Parties and each of the parties to the RAA entitled to share in the charges, for the most recent month.

2.	In the event all of the Parties and all of the parties to the RAA have incurred charges with respect to an Emergency, the charges related to that Emergency shall be distributed as approved by the PJM Board.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	Original Sheet No. 43
First Revised Rate Schedule FERC No. 32

SCHEDULE 13

DELEGATION TO THE OFFICE OF THE INTERCONNECTION

The following responsibilities shall be delegated by the Parties to the Office of the Interconnection. The Office of Interconnection is obligated under the Amended Operating Agreement and this Agreement to meet these responsibilities:

1.	New Parties. With regard to the addition, withdrawal or removal of a Party:

(a)	Receive and evaluate the information submitted by entities that plan to serve loads within the PJM West Region, including entities whose participation in the Agreement will expand the boundaries of the PJM West Region. Such evaluation shall be conducted in accordance with the requirements of the Agreement.

(b)	Evaluate the effects of the withdrawal or removal of a Party from this Agreement.

2.	Implementation of West Reliability Assurance Agreement. With regard to the implementation of the provisions of this Agreement:

(a)	Establish and operate the PJM Capacity Credit Market as described in Schedule 11 of the Amended Operating Agreement;

(b)	Receive all required data and forecasts from the Parties;

(c)	Perform all calculations and analyses necessary to determine the Forecast Pool Requirement and the obligations imposed under this Agreement, including periodic reviews of the capacity benefit margin for consistency with the Reliability Principles and Standards;

(d)	Monitor the compliance of each Party with its obligations under this Agreement;

(e)	Keep cost records, and bill and collect any costs or charges due from the Parties and distribute those charges in accordance with the terms of this Agreement;

(f)	Assist with the development of rules and procedures for determining and demonstrating the capability of Capacity Resources;

(g)	Establish the capability and deliverability of Capacity Resources consistent with the requirements of this Agreement;

(h)	Collect and maintain generator availability data;

(i)	Perform any other forecasts, studies or analyses required to administer this Agreement;

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	Original Sheet No. 44
First Revised Rate Schedule FERC No. 32

(j)	Coordinate maintenance schedules for generation resources operated as part of the PJM West Region;

(k)	Determine and declare that an Emergency exists or ceases to exist in all or any part of the PJM Region or announce that an Emergency exists or ceases to exist in a Control Area interconnected with the PJM Region;

(l)	Enter into agreements for (i) the transfer of energy in Emergencies in the PJM Region or in a Control Area interconnected with the PJM Region and (ii) mutual support in such Emergencies with other Control Areas interconnected with the PJM Region; and

(m)	Administer and implement for the PJM West Region the automatic reserve sharing processes required by ECAR and MAIN;

(n)	Coordinate the curtailment or shedding of load, or other measures appropriate to alleviate an Emergency, to preserve reliability in accordance with FERC, NERC MAIN or ECAR principles, guidelines, standards and requirements, and to ensure the operation of the PJM Region in accordance with Good Utility Practice.

Issued By:	Craig Glazer	Effective:	June 1, 2003
Vice President, Governmental Policy
Issued On:	July 29, 2003
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER03-703-000, issued May 30, 2003, 103 FERC ¶ 61,250.

PJM Interconnection, L.L.C.	First Revised Sheet No. 45
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 45

SCHEDULE 14

ZONES WITHIN THE PJM WEST REGION AND MAAC CONTROL ZONE

ZONES IN PJM WEST REGION: ZONE 12-15	ZONES IN MAAC CONTROL ZONE: ZONES 1-11

[re

Issued By:	Craig Glazer	Effective:	October 1, 2004
Vice President, Government Policy
Issued On:	July 30, 2004

PJM Interconnection, L.L.C.	First Revised Sheet No. 46
First Revised Rate Schedule FERC No. 32	Superseding Original Sheet No. 46

SCHEDULE 15

DATA SUBMITTALS

A.	To perform the studies required to determine the Forecast Pool Requirement and Accounted-For Obligations under this Agreement and to determine compliance with the obligations imposed by this Agreement, each Party and other owner of a Capacity Resource shall submit data to the Office of Interconnection in conformance with the following minimum requirements:

1.	All data submitted shall satisfy the requirements, as they may change from time to time, of any procedures adopted by the Members Committee.

2.	Data shall be submitted in an electronic format, or as otherwise specified by the PJM Board.

3.	Actual outage data for each month for Generator Forced Outages, Generator Maintenance Outages and Generator Planned Outages shall be submitted so that it is received by such date specified in the PJM Manuals.

4.	On or before the date specified in the PJM Manuals, planned and maintenance outage data for all Capacity Resources and load forecasts (including seasonal and average weekly peaks) shall be submitted.

5.	On or before the date specified in the PJM Manuals, adjustments to forecasts shall be submitted.

6.	On or before the date or schedule for updates specified in the PJM Manuals, revisions to capacity and load forecasts (including the plans for satisfying the Accounted-For Obligation of the Party) shall be submitted.

7.	Capacity plans or revisions to previously submitted capacity plans, required under Schedule 6.

8.	As desired by a Party, revisions to monthly peak load forecasts may be submitted.

The Parties acknowledge that additional information required to determine the Forecast Pool Requirement is to be obtained by the Office of the Interconnection from Electric Distributors in accordance with the provisions of the Operating Agreement.

Issued By:	Craig Glazer	Effective:	October 1, 2003
Vice President, Governmental Policy
Issued On:	July 31, 2003

PJM Interconnection, L.L.C.	Substitute Second Revised Sheet No. 47
First Revised Rate Schedule FERC No. 32	Superseding Second Revised Sheet No. 47

SCHEDULE 16

PARTIES TO THE PJM WEST RELIABILITY ASSURANCE AGREEMENT

This Schedule sets forth the Parties to the Agreement:

Harrison REA Inc.

City of New Martinsville

City of Philippi

Letterkenny Industrial Development Authority-PA

Old Dominion Electric Cooperative

Town of Front Royal

Hagerstown

Borough of Chambersburg

Town of Williamsport

Thurmont

Allegheny Electric Coopertive, Inc.

Allegheny Power

AES New Energy, Inc.

BP Energy Co.

Commonwealth Edison Company

Commonwealth Edison Company of Indiana

Dayton Power & Light Company (The)

American Municipal Power-Ohio, Inc.

American Electric Power Service Corporation on behalf of its affiliates:

Appalachian Power Company

Columbus Southern Power Company

Indiana Michigan Power Company

Kentucky Power Company

Kingsport Power Company

Ohio Power Company

Wheeling Power Company

Allegheny Energy Supply Company, L.L.C.

Blue Ridge Power Agency, Inc.

Central Virginia Electric Cooperative

City of Dowogiac

Hoosier Energy REC, Inc.

Indiana Municipal Power Agency

Ormet Primary Aluminum Corporation

City of Sturgis

Wabash Valley Power Association, Inc.

Issued By:	Craig Glazer	Effective:	October 1, 2004
Vice President, Government Policy
Issued On:	October 28, 2004
Filed to comply with order of the Federal Energy Commission, Docket Nos. ER04-1068-000 & 001, ER04-1074, and ER04-1079-000 & 001, issued September 28, 2004, 108 FERC ¶ 61,318 (2004).

PJM Interconnection, L.L.C.	First Revised Sheet No. 48A
First Revised Rate Schedule FERC No. 32	Original Sheet No. 48A

SCHEDULE 17

CAPACITY ADEQUACY STANDARDS AND PROCEDURES FOR THE

COMMONWEALTH EDISON ZONE DURING THE INTERIM PERIOD

A.	This schedule sets forth the standards and procedures to assure capacity adequacy in the zone (“ComEd Zone”) of Commonwealth Edison Company (including Commonwealth Edison Company of Indiana) (“ComEd”) during the Interim Period. For purposes of this schedule, the Interim Period is the time period beginning upon the date that the ComEd Zone is added to the PJM West Region and concluding upon May 31, 2005; provided, however, that if the American Electric Power Zone is not expected to be added to the PJM West Region by such date, the parties shall meet before such date to address the capacity adequacy requirements for the ComEd Zone to be in effect after such date. Except as may be waived during the Phase-in Period as set forth in section L of this Schedule 17, all Load-serving Entities serving load in the ComEd Zone during the Interim Period shall comply with the provisions of this schedule, and with all other provisions of this Agreement and its attached schedules to the extent not inconsistent with the provisions of this Schedule 17.

B.	Interim Installed Capacity Requirement. The Interim Installed Capacity Requirement shall be determined as set forth in this section to establish the level of Capacity Resources that will provide an acceptable level of reliability consistent with the Reliability Principles and Standards. The Interim Installed Capacity Requirement (“IICR”) shall be determined for each Interval as:

IICR = FZAP * (1 + IRM)

Where:

FZAP =	the forecast accounting peak for the ComEd Zone for such Interval, which shall be the weather-normalized, 50/50 probability load prior to interruptible load being curtailed

IRM =	the installed reserve margin applicable to such Interval, for which purpose, the PJM Board shall determine an installed capacity reserve margin for the summer-season Interval, and a separate installed capacity reserve margin for the non-summer-season Intervals

C.	The Interim Installed Capacity Requirement shall be projected for each Interval, no later than 60 days prior to the first day of such Interval, by PJM based on the IRM and the FZAP projected by the Electric Distributor for the ComEd Zone under the direction and supervision of, and subject to the final approval of, the Office of the Interconnection.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Government Policy
Issued On:	April 19, 2004
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER04-521-000, issued March 18, 2004, 106 FERC ¶ 61,253.

PJM Interconnection, L.L.C.	First Revised Sheet No. 48B
First Revised Rate Schedule FERC No. 32	Original Sheet No. 48B

D.	Parties can receive an adjustment to their load used in determining their Interim Capacity Obligation for Mandatory Interruptible Load that is operated under the mandatory direction of the Office of the Interconnection. The Office of the Interconnection shall establish and set forth in the PJM Manuals standards and procedures for the determination of Mandatory Interruptible Load, such standards and procedures to be consistent with MAIN Guide 3B, MAIN Guide 6, and MAIN audit standards.

E.	Each Party’s Interim Capacity Obligation for each billing month during an Interval shall be determined as:

Party Interim Capacity Obligation = {IICR * (FPAP/FZAP)} - {FPMIL * (1 + IRM)}

Where:
FPAP	=	the forecasted weather-adjusted coincident annual peak of the end-users in the ComEd Zone for which the Party is responsible for that month (in accordance with Section I of this Schedule), as determined by the Electric Distributor for the ComEd Zone under the direction and supervision of, and subject to the approval of, the Office of the Interconnection, in accordance with the procedures set forth in the PJM Manuals.

FPMIL	=	the forecast Mandatory Interruptible Load adjustments to the Party for the Zone for the billing month determined pursuant to this schedule.

For purposes of this paragraph, FZAP shall be determined for the annual peak of the ComEd Zone.

Any disputes concerning the determination of the Party Interim Capacity Obligation shall be resolved pursuant to the dispute resolution provisions of the Amended Operating Agreement.

F.	Each Party shall satisfy its Interim Capacity Obligation by committing the installed capacity, rated at summer conditions, of Capacity Resources (“Installed Capacity”). A Party may use capacity credits to meet all or part of its capacity obligations under this Schedule. For this purpose, the Office of the Interconnection shall administer monthly and Interval capacity credit markets for the ComEd Zone in accordance with Schedule 11 to the Amended Operating Agreement, provided that the credits sold and purchased shall be on an Installed Capacity basis, shall only be used to meet capacity obligations in the ComEd Zone, and shall not include daily markets.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Government Policy
Issued On:	April 19, 2004
Filed to comply with order of the Federal Energy Regulatory Commission, Docket No. ER04-521-000, issued March 18, 2004, 106 FERC ¶ 61,253.

PJM Interconnection, L.L.C.	Original Sheet No. 48B.01
First Revised Rate Schedule FERC No. 32

G.	For purposes of this Schedule, the capability of qualifying Capacity Resources shall be determined in accordance with Schedule 9 and the deliverability of such resources shall be determined in accordance with Schedule 10 (provided that the test for deliverability shall be as to the ComEd Zone, rather than as to the PJM Region).

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	April 19, 2004

PJM Interconnection, L.L.C.	Original Sheet No. 48C
First Revised Rate Schedule FERC No. 32

H.	Planned maintenance outage schedules for Installed Capacity committed to satisfy a Party’s Interim Capacity Obligation may be modified only with the prior approval of the Office of the Interconnection.

I.	Following the Phase-in Period, a Party’s Interim Capacity Obligation shall be adjusted as of the first day of a calendar month to reflect a transfer of load from or to such Party where such transfer is to or from any other Party occurring on or at any time before the twentieth day of the immediately preceding month.

J.	If a Party’s Installed Capacity during any Interval is less than its Interim Capacity Obligation for such Interval, the Party shall be deficient and shall pay the deficiency charge set forth in section K of this Schedule. In addition, (i) a charge calculated in the same manner as that specified in Schedule 11, Section E (excluding, however, the forced outage adjustment factor), shall apply to a Party that specifies Mandatory Interruptible Load but that fails to deliver the full amount of such Mandatory Interruptible Load upon the request of the Office of the Interconnection; and (ii) a charge calculated in the same manner as that specified in Schedule 12 (excluding, however, the forced outage adjustment factor), shall apply to a Party that refuses to comply with, or otherwise fails to employ its best efforts to comply with, the instructions of the Office of the Interconnection to implement emergency procedures. Revenues from the charges specified in subsections (i) and (ii) of this Section J shall be distributed in a manner comparable to that set forth in Schedules 11 and 12, respectively.

K.	The charge for deficiencies during any Interval required by Section J of this Schedule shall be equal to the product of: (i) the daily deficiency rate of $160 per megawatt-day, multiplied by (ii) the deficiency calculated under Section J of this Schedule (taking into account any change in such Party’s Interim Capacity Obligation during such Interval in accordance with Section I of this Schedule), multiplied by (iii) the number of days in such Interval. The deficiency charge shall be paid only once by any Party during any Interval and shall be based on the greatest number of megawatts such Party is deficient on any day during such Interval. Deficiency charge revenues collected for an Interval under this Section K shall be distributed to Parties that meet their Interim Capacity Obligations for the ComEd Zone for such Interval (or as determined by the PJM Board in the event all such Parties have incurred deficiency charges for such Interval) in the same manner as set forth in Section B of Schedule 11 of this Agreement, provided, however, the Alternative Value calculation set forth in that Section shall not be applicable, and distribution shall be made only to Parties that meet their obligations under this Schedule.

L.	Procedures during the Phase-in Period. For purposes of facilitating the implementation of the capacity adequacy procedures of this Schedule in the ComEd Zone, there shall be a Phase-in Period that shall commence on the first day of the Interim Period and conclude upon May 31, 2004. During the Phase-in Period, the following requirements and procedures shall apply.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003

PJM Interconnection, L.L.C.	Original Sheet No. 48D
First Revised Rate Schedule FERC No. 32

1.	The capacity obligations of this Schedule shall be waived as to any Load-Serving Entity (“Non-Party LSE”) serving load in the ComEd Zone for which ComEd has assumed all obligations of this Schedule for such Phase-in Period under this Section L.

2.	ComEd shall be a Party to this Agreement during the Phase-In Period, and shall commit for the duration of the Phase-in Period Capacity Resources sufficient to satisfy: (i) the Interim Installed Capacity Requirement, less (ii) the sum of the Party Interim Capacity Obligations of any Load-Serving Entity that becomes a Party to this Agreement and fulfills the obligations of this Schedule for the duration of the Phase-in Period.

3.	The IRM shall be 15 percent, applied to the forecast accounting peak of the ComEd Zone during the Phase-In Period. Installed Capacity shall not include any capacity forecast to be out of service during the Phase-in Period. For this purpose, the Office of the Interconnection shall audit and establish each Party’s Installed Capacity no later than 45 days before the first day of the Phase-in Period. Each Party with capacity obligations during the Phase-in Period must disclose all known capacity outages for any part of the Phase-in Period during such audit. Installed Capacity committed pursuant to the audit must remain committed during the Phase-in Period as set forth in such audit.

4.	The penalties and charges set forth in sections J and K shall apply during the Phase-in Period, but no capacity credit market shall be conducted for the Phase-in Period or any month thereof. Transfers of load among Parties shall not modify the transferor Party’s or transferee Party’s capacity obligations during the Phase-in Period.

5.	Any Load-Serving Entity, as to all or part of the load it serves in the ComEd Zone, may elect to be a Party to this Agreement and subject to its rights and obligations, including the obligations of this Schedule, during the Phase-in Period. An LSE desiring to make this election must do so for the entire Phase-in Period and shall notify the Office of the Interconnection of such election by no later than 45 days prior to the first day of the Phase-in Period.

6.	The allocation of financial transmission rights shall be modified for the ComEd Zone during the Phase-in Period in the manner set forth in Section 9 of Schedule 1 to the Amended Operating Agreement.

Issued By:	Craig Glazer	Effective:	May 1, 2004
Vice President, Governmental Policy
Issued On:	December 31, 2003